Exhibit 99.1

Blueport Acquisition Ltd
Announces the Separate Trading of its Class A Ordinary Shares and Rights
Commencing January 6, 2026

New York, January 5, 2026 – Blueport Acquisition Ltd  (Nasdaq: BPACU) (the “Company”) today announced that, commencing January 6, 2026, holders of the units sold in the Company’s initial public offering may elect to separately trade the Company’s Class A ordinary shares and rights included in the units.

No fractional rights will be issued upon separation of the units and only whole rights will trade. The Class A ordinary shares and rights that are separated will trade on The Nasdaq Capital Market under the symbols “BPAC” and “BPACR,” respectively. Those units not separated will continue to trade on The Nasdaq Capital Market under the symbol “BPACU.” Holders of units will need to have their brokers contact VStock Transfer, LLC, the Company’s transfer agent, in order to separate the units into Class A ordinary shares and rights.

A registration statement on Form S-1 relating to the securities (File No. 333-288356) was previously filed with the Securities and Exchange Commission (“SEC”) and became automatically effective on November 10, 2025 pursuant to Section 8(a) of the Securities Act of 1933, as amended. This offering was made only by means of a prospectus forming part of the effective registration statement. Copies of the final prospectus, may be obtained on the SEC’s website at http://www.sec.gov. Electronic copies of the final prospectus, may be obtained from A.G.P./Alliance Global Partners, 590 Madison Avenue, 28th Floor, New York, NY 10022, or by telephone at (212) 624-2060, or by email at prospectus@allianceg.com.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or other jurisdiction.

About Blueport Acquisition Ltd

The Company is a blank check company incorporated in the Cayman Islands as an exempted company with limited liability for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, recapitalization, reorganization or similar business combination with one or more businesses or entities. The Company intends to conduct a search for target businesses without being limited by a particular industry. The Company is led by Mr. William Rosenstadt, the Company’s Chief Executive Officer, and Mr. Kulwant Sandher, the Company’s Chief Financial Officer.

Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements,” including with respect to the initial public offering (“IPO”) and search for an initial business combination. No assurance can be given that the offering discussed above will be completed on the terms described, or at all, or that the net proceeds of the offering will be used as indicated. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement and preliminary prospectus for the IPO filed with the SEC. Copies are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.